UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

1520 E. Pima St., Phoenix, AZ 85034
(Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 7 - Regulation FD

Item 7.01  Regulation FD Disclosure.

On January 16, 2015, Xhibit Corp. ("Xhibit" or the "Company"), the parent corporation of SkyMall, LLC, announced that it suspended operation of SkyMall's retail catalog business, which represents a significant portion of the Company's current consolidated revenue.  The Company currently intends to continue SkyMall's other business operations, including its online retail business, as it explores available strategic alternatives for the SkyMall business.  In conjunction with the reduction in operations, the Company terminated approximately 31% of its workforce, the bulk of whom were employed in the Company's call center operations. The Company cannot predict the impact on sales of the suspension of catalog operations, because a significant portion of catalog generated merchandise sales is believed to be placed by consumers through SkyMall's website and these sales are not separately tracked.  The Company believes that the near-term impact on merchandise sales will be substantial, and will likely increase as the duration of the suspension continues.

The Company determined that it lacked sufficient available capital resources to continue implementing its business transformation plan which had been underway since early 2014, and that no viable debt or equity financing currently is available on terms acceptable to the Company.

The Company has engaged CohnReznick Capital Market Securities, LLC to explore a possible sale and other strategic options for the Company.  The Company is actively assessing its strategic options, including a potential filing under Chapter 11 of the Federal Bankruptcy Code.

The information in Item 7.01 of this Form 8-K furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 16, 2015

Xhibit Corp., a Nevada corporation By: /s/ Scott Wiley Scott Wiley, Acting CEO and CFO